ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made this 7th day of May, 1997, but made effective as of May 1, 1997, by and between GUARDIAN INTERNATIONAL, INC., a Nevada Corporation ("Buyer") and ALARM CONTROL, INC., a Florida Corporation ("Seller") with the joinder and consent of TERRY E. AKINS ("Shareholder").

                                   WITNESSETH

         WHEREAS, Seller is engaged in the business of marketing and installing residential and commercial security system accounts, transacting business within the State of Florida; and

         WHEREAS, Buyer is in the business of acquiring existing and new accounts and the management of such accounts, which includes the monitoring of security alarm systems and the billing and collecting of monitoring fees (hereinafter referred to as "Buyer's Business"), and has an operating facility for such business; and

         WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell the "Purchased Assets" (as hereinafter defined) to Buyer, and Buyer desires to purchase the Purchased Assets from Seller as hereinafter provided; and

         WHEREAS, as a material inducement to Buyer to enter into this Agreement, and as a condition to purchasing the Purchased Assets, Buyer desires to obtain from Seller the "Restrictive Covenants" (as hereinafter defined) upon the terms and provisions hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:


                                    ARTICLE I
                          RECITALS, EXHIBITS, SCHEDULES

         The foregoing recitals are true and correct and, together with the schedules and exhibits referred to hereafter, are hereby incorporated into this Agreement without further references thereto.


                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, at "Closing" (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the following:

                  (a) All of Seller's right, title and interest in and to the service, leasing and monitoring contracts described in EXHIBIT "A" attached hereto and made a part hereof ("Contracts"), and all alarm equipment owned by Seller and utilized by, or in connection with, customers of Seller.

                  (b) All processes, know-how, trade secrets and other intellectual property rights utilized by Seller in its business and all books and records relating thereto.

                  (c) All data and materials utilized by Seller in its business and operations and all books and records relating to the Contracts and/or customers.

                  (d) All trade names utilized by Seller in its business (including, without limitation, all of Seller's right, title and interest in and to the name "Alarm Control, Inc." , "ACI", and any derivations or variations thereof), and all books and records relating thereto.

                  (e) All goodwill and customer and subscriber lists pertaining to Seller's business and all books and records relating thereto.

                  (f) All inventory and equipment on hand remaining on the Closing date relating to the servicing of customer accounts.

                  (g) All computer software utilized by Seller in connection with the Contracts.

                  (h) Those certain vans and trucks described on EXHIBIT "B" attached hereto and made a part hereof ("Vehicles").

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                  (i) All telephone lines, communication lines and network
information systems utilized in connection with the Seller's business.

                  The foregoing assets, properties and rights are collectively referred to herein as the "Purchased Assets".

                  The sale, assignment, transfer, conveyance and delivery of the Purchased Assets shall be made by such bills of sale, endorsements, assignments, certificates of title and other instruments of assignment, transfer and conveyance as Buyer shall reasonably request.

         2.2 NO ASSUMPTION OF LIABILITIES. Notwithstanding, anything contained herein to the contrary, Buyer does not assume nor shall Buyer be responsible for any liabilities or obligations of Seller whatsoever, except with regard to the Contracts and with regard to the Vehicles and telephone lines, provided such liabilities or obligations are first occurring subsequent to the date of Closing. In that regard, Seller and the Shareholder, jointly, severely and collectively, hereby indemnify and hold Buyer forever harmless from and against all loss, cost, damage, claims and or threats of claims incurred by reason of any liabilities or obligations of Seller in violation of the provisions of this Paragraph 2.2 The provisions of this Paragraph 2.2 shall survive Closing or earlier termination of this Agreement.

                                   ARTICLE III
                                 PURCHASE PRICE

         3.1 PURCHASE PRICE. In exchange for the Purchased Assets and the Restrictive Covenants, Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay to or for the account of Seller ("Purchase Price") being the aggregate of the following: (i) Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) ("Cash Portion"); (ii) 50,000 shares of the common stock, par value $.001 per share, of Buyer ("Common Stock"); and (iii) an option to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share, as more fully set forth in the "Option Agreement" attached hereto and made a part hereof as EXHIBIT "C" ("Option")(the Common Stock, the Option and the shares issuable upon the exercise of the Option are sometimes hereinafter collectively referred to as the "Securities").

         3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price, subject to proration, credits and adjustments as hereinafter set forth, shall be paid by Buyer to Seller as follows, to wit:

                  (i) At Closing, the Cash Portion shall be paid by Buyer to Seller in cash, cashiers check or by wire transfer.

                  (ii) At Closing, Buyer shall deliver the Common Stock and the Option Agreement to Seller as more fully set forth in Paragraph 11.2 hereof.

                  Further, the Purchase Price shall be allocated to the Purchased Assets as agreed on EXHIBIT "D" attached hereto and made a part hereof.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         Seller and Shareholder, jointly, hereby makes the following representations and warranties to Buyer, each of which is true and correct on date hereof and shall be true and correct on the Closing date, each of which shall survive Closing and each of which shall be deemed to be material and relied upon by Buyer regardless of any investigation made by or information known to Buyer, to wit:

         4.1 CORPORATION EXISTENCE AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the corporate power and authority to own and use its properties and to transact the business in which it is engaged, holds all franchises, licenses, occupancy licenses and permits necessary and required therefor and is not required to be licensed or qualified to do business in any other jurisdiction. Seller has no subsidiaries or affiliates, direct or indirect, except as set forth on EXHIBIT "E" attached hereto and made a part hereof.

         4.2 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the performance by Seller of its obligations hereunder will (a) violate any provision of the articles of incorporation or bylaws of Seller, (b) violate, or be in conflict with, or constitute a default under, or require the consent of any other party to, or result in the creation or imposition of any lien upon any of the assets of Seller under any agreement or commitment which Seller is a party or by which it is bound, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject.

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         4.3 AUTHORITY AND APPROVAL OF AGREEMENT BY SELLER. The execution and delivery of this Agreement by Seller and the performance of all obligations of Seller hereunder have bean duly authorized and approved by Corporation and its shareholders pursuant to all applicable state and federal laws.

         4.4 FINANCIAL STATEMENTS. To the best of Seller's knowledge, all of the books and records and all other business reports, information, summaries, and other documents of the Seller have been prepared in accordance with generally accepted accounting principles, on the accrual basis, consistently applied, as applicable as to each such document in question and reflects true and accurate information regarding the operations, as well as the Purchased Assets.

         4.5 PURCHASED ASSETS. Except as set forth on SCHEDULE 4.5 attached hereto, Seller has good and marketable title to the Purchased Assets, free and clear of all deeds of trust, mortgages, options, liens, charges, security interests, leases, covenants, conditions, agreements, claims, restrictions, and other liens, claims or encumbrances of every kind or nature and there exists no restriction or prohibition on the assignment, transfer and use of such assets. At Closing, good and marketable title to the Purchased Assets will be vested in Buyer, free and clear of all liens, claims and encumbrances, and the customers under the Contracts shall attorn to and recognize the Buyer thereunder.

         4.6 CONTRACTS. The Contracts are in full force and effect, and no event has occurred that, with the passage of time and/or the giving of notice, would result in a default thereunder by any party thereto which results or could result in a material modification to the "MRI" (as hereinafter defined) anticipated to be collected by Buyer by purchasing the Purchased Assets. Further, Seller has received no notice, nor has any knowledge of any pending or contemplated termination of any of the Contracts and, no such termination is proposed or has been threatened. Further, there have been no modifications to the Contracts, except as specifically set forth in writing, copies of which having been delivered to Buyer. Further, except as set forth on SCHEDULE 4.5, no consent, approval, permission, or other confirmation, notice or communication is required under any of the contracts in connection with the transaction contemplated by this Agreement. Further, simultaneous with Closing, Buyer shall be the owner and holder of those Contracts assigned to Buyer in accordance with the terms and provisions hereof, and such assignment shall be binding upon each customer corresponding to each Contract acquired by Buyer.

         4.7 MONTHLY RECURRING REVENUE AND SUBSCRIBER ACCOUNTS. Seller has approximately two thousand two hundred (2,200) residential and commercial subscriber accounts as reflected on EXHIBIT "F". The MRI is approximately Sixty Thousand and No/100 Dollars ($60,000.00) per month as reflected on EXHIBIT "F".

                  For purposes of this Agreement, the term "Monthly Recurring Revenue" or "MRI" means the total recurring regular amounts billable for a one
(1) month period to customers under a Contract (regardless of whether such customer is billed monthly or less frequently) measured by the amounts most recently billed to and collected from any customer for a one (1) month period relating to monitoring revenues, leasing revenues and service agreements.

         4.8 LITIGATION. There is no suit, claim, action or proceeding now pending or, to the best of Seller's knowledge, threatened before any court, any administrative or regulatory body or any governmental or quasi-governmental agency to which Seller or the Purchased Assets is a party.

         4.9 LABOR AGREEMENTS, EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. Except as set forth on SCHEDULE 4.9 attached hereto, Seller is not a party to:
(i) any union collective bargaining or similar agreement; (ii) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement, whether legally binding or not; (iii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, and related benefits; or (iv) any employment agreements.

         4.10 DISCRIMINATION AND OCCUPATIONAL SAFETY STATUTES AND REGULATIONS. To the best of Seller's knowledge, no person or party (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding against Seller arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupation safety and health standards, which, if upheld, would have an adverse effect on the business or condition, financial or otherwise, of Seller.

         4.11 LICENSURE. Seller maintains all necessary approvals, consents, permits and licenses that are required by any and all governmental and quasi-governmental authorities having jurisdiction thereof in connection with the operation and conduct of a burglar alarm company.

         4.12 SHAREHOLDER. Shareholder owns legally and beneficially, one hundred percent (100%) of all authorized, issued and outstanding capital stock of Seller. Seller and Shareholder each has full authority to enter into and perform their respective obligations under this Agreement and neither the execution, delivery nor performance by Seller of this Agreement will result in a violation or breach of any term or provision, nor

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constitute a default under, any contract or agreement to which either Seller is a party or by which either Seller is bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental or quasi-governmental body.

         4.13 TAX MATTERS. All federal, foreign, state, county, local and other taxes, including, but not limited to, employee withholding taxes, social security payments, unemployment taxes, payroll taxes, sales taxes and ad valorem taxes, due and payable by Seller on or before the date of this Agreement, have been paid or accrued and Seller has filed by all tax returns and reports required to be filed by it with all such taxing authorities. No assessments of deficiencies have been made against Seller and no extensions of time are in effect for the assessment of deficiencies. Seller has no notice of any of its federal income tax returns being presently examined by the Internal Revenue Service.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and shall be true and correct on the Closing date, each of which shall survive Closing and each of which shall be deemed to be material and relied upon by Seller regardless of any investigation made by or information known to Seller, to wit:

         5.1 CORPORATION EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the corporate power and authority to own and to use its properties and to transact the business in which it is engaged, holds franchises, licenses, occupancy licenses and permits necessary and required therefor, and is not required to be licensed or qualified to do business in any other jurisdiction.

         5.2 AUTHORITY AND APPROVAL OF AGREEMENT BY BUYER. The execution and delivery of this Agreement by Buyer and the performance of all obligations of Buyer hereunder have been duly authorized and approved by Buyer pursuant to all applicable state and federal laws.

                                   ARTICLE VI
                                    BROKERAGE

         6.1 BROKERS. No brokers , finder or other similar intermediary has been engaged by Buyer or Seller in connection with the transaction contemplated by this Agreement.

                                   ARTICLE VII
                              RESTRICTIVE COVENANTS

         7.1 NONSOLICITATION; COVENANT AGAINST INTERFERENCE; NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) Seller, its officers and directors, and the Shareholder (jointly, severally and collectively "Covenantors" ) hereby covenant and agree with Buyer that, from and after the date of Closing this Agreement, and continuing until twenty-three (23) months following the date of the termination or expiration of Shareholder's employment or engagement with the Buyer (whether with or without cause) they shall not: directly or indirectly, (i) solicit or counsel any third person or business entity that Seller knows or should know is or was (within the previous five years) a customer of Seller, Buyer (or affiliated companies), regardless of such person's or entity's location, and regardless of whether such third person or business entity has terminated any business relationship with Buyer or commenced a similar business relationship with any other individual or business entity; (ii) accept, with or without solicitation, business from any third person or business entity that Seller knows or should know is or was (within the previous five years) a customer of Seller, Buyer (or affiliated companies), regardless of such person's or entity's location; or (iii) solicit for employment, employ or otherwise engage the services of, any employees, affiliates, or agents of Buyer, regardless of such person's or entity's location. The Covenantors hereby acknowledge that the foregoing Covenant includes and prohibits Covenantors to advertise, in all mediums, the Covenantors' prior affiliation with Seller.

                  (b) Covenantors acknowledge that they possess confidential information of a special and unique nature and value affecting and relating to the Seller's business, including, but not limited to, the identity of Seller's customers and accounts, the prices being charged by Seller to such customers and accounts, the Contracts, books and records, business records and other records, Seller's trade secrets and other similar information relating to Seller and the Seller's business and Buyer (all the foregoing being hereinafter referred to collectively as "Confidential Information"). Covenantors recognize and acknowledge that all Confidential Information is the exclusive property of Buyer, is material and confidential, and greatly affects the goodwill and the effective and successful conduct of the Seller's business. As a material inducement for Buyer to enter

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into this Agreement, Covenantors covenant and agree that they will not at any time, directly or indirectly, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for their own benefit or for the benefit of others. Notwithstanding the foregoing, from and after a date which is six (6) years following the Closing, Shareholder shall be entitled to use information that he has learned and acquired as a result of being in the burglar alarm business for many years for his benefit; provided; however, at no time shall Covenantors ever be able to use, divulge, reveal or communicate, directly or indirectly, any Confidential Information that Covenantors learned or acquired from, or that belongs to, Buyer or Buyer's Business.

                  (c) In view of the irreparable harm and damage to Buyer which would result from a breach or a threatened breach of the covenants or agreements under Subsections (a) and (b) of this Section ("Restrictive Covenants"), and in view of the lack of an adequate remedy at law to protect Buyer' s interest, Buyer shall have the right to receive, and Covenantors hereby consent to the issuance of a temporary and permanent injunction enjoining Covenantors from any violation of the Restrictive Covenants. In this regard, Covenantors are hereby estopped from asserting an objection to same. Covenantors acknowledge that a temporary and permanent injunction is an appropriate remedy for such a breach or threatened breach. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which Buyer is or may be entitled at law or in equity. It is further agreed that in the event Buyer is required to take any action in order to enforce the provisions of this Article VIII, the prevailing party shall be entitled to all legal fees and costs, including, but not limited to, attorneys' fees, paralegals' fees and court costs arising from or incidental to any action so taken through and including all trial and appellate levels.

                  (d) Covenantors hereby acknowledge the existence of the following legitimate business interests of the Buyer: (i) valuable confidential business information relating to and associated with Corporation, Buyer and Buyer's Business; (ii) substantial relationships with prospective or existing customers; and (iii) customer goodwill associated with Buyer and Buyer's Business and the specific geographic location in which the Buyer operates its business. Covenantors further acknowledge that they have carefully read and considered the Restrictive Covenants and, having done so, upon advice of legal counsel, agree that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Buyer, including, without limitation, the protection of the legitimate business interests of Buyer set forth in the immediately preceding sentence. It is the belief of the parties that the best protection which can be given to Buyer which does not in any way infringe on the rights of Covenantors to conduct any business (not otherwise in violation of these Restrictive Covenants) is to provide for the restrictions described above. Covenantors acknowledge that their ability to find gainful work in its, his or her, respectively, field will not be significantly impaired by their compliance with said restrictions. In the event any of such restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable, judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, this covenant shall be as fully enforceable as if it had been set forth herein by the parties hereto. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that the Restrictive Covenants be imposed and maintained to the maximum lawful extent. Further, the parties hereto acknowledge that the Covenantors should be entitled to remain in the security alarm business subject to the terms of these Restrictive Covenants.

                                  ARTICLE VIII
                               COVENANTS OF SELLER

         8.1 PRESERVATION OF SELLER'S BUSINESS. From the date hereof through the Closing date, Seller agrees to conduct its business in the ordinary course, and without the prior written consent of Buyer, shall not dispose of any of the Purchased Assets, encumber, pledge or lien any of the Purchased Assets. In addition, Seller represents and warrants that, from and after a date which was ninety (90) days prior to the date of the execution of this Agreement, through the date of the execution of this Agreement, Seller has conducted its business in the ordinary course and have not entered into agreements with customers included within the Purchased Assets in a manner inconsistent with the normal practice of the Seller's business , nor in contemplation of the transaction contemplated by this Agreement. Immediately after executing this Agreement, Seller will furnish, or cause to be furnished, to Buyer any documents and other information requested by Buyer with respect to the Purchased Assets, which Seller has in its possession or has a right to possess (without payment of additional fees therefor except for reasonable copy charges, if any).

         8.2 INSPECTIONS. Between the date of the execution of this Agreement and Closing, Seller shall allow Buyer to inspect copies of all permits, licenses, approvals, reports, studies and any and all other documents which Seller may have pertaining to the Purchased Assets. Buyer, its authorized agents, employees and Seller shall have the right of access to such Books and Records and all other documents and instruments pertaining to the Purchased Assets at all reasonable times subsequent to the date of the execution of this Agreement at reasonable times, upon reasonable notice, with full right to: (i) inspect the Purchased Assets ; and (ii) conduct on all Books and Records, and all other documents and instruments, studies, surveys and tests on the Purchased Assets as Buyer, its authorized agents, employees and Sellers shall deem necessary or desirable (collectively, the foregoing are hereinafter referred to as "Inspections"). Such rights of Inspection,

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or the exercise or non-exercise of same, shall not constitute a waiver by Buyer of the breach of any representation or warranty of Seller which were or might have been disclosed by such Inspections.

         8.3 CONTRACT CUSTODIAN. Seller hereby acknowledges that Buyer has advised that, in connection with its acquisition line of credit financing, the originals of the Contracts must be delivered to a custodian in order for there to be a timely disbursement of the loan proceeds. In that regard, Seller hereby covenants and agrees to deliver to Buyer, within three (3) business days of written request therefor, the original Contracts solely for the purposes of immediately delivering same to the custodian. Upon receipt of the original Contracts, Buyer agrees to make copies of same for Seller, at Buyer's expense. In the event the transaction contemplated by this Agreement is not consummated for any reason, Buyer covenants and agrees that within three (3) business days following written request therefor, Buyer shall cause the original Contracts to be returned to Seller.

         8.4 EMPLOYEES OF SELLER'S BUSINESS. Seller hereby covenants and agrees that attached hereto as EXHIBIT "G" is a true and correct list of all employees associated with Seller's business designating thereon the length of service with Seller, the position maintained, the salary level and benefits currently offered by Seller. Further, Seller represents and warrants that none of its employees has any employment agreement (written or oral), regarding the staffing of Seller's business. Further, if, as and to the extent Buyer desires to employ any or all of Seller's employees, Buyer is authorized to pursue such persons during the term hereof. The terms and provisions of this Paragraph shall survive Closing.

         8.5 ACQUISITION OF SECURITIES.

                  (a) RESTRICTIONS ON TRANSFER; NO RIGHT TO REQUIRE REGISTRATION. Seller and Shareholder acknowledge and agree that the Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under relevant state securities laws and, therefore, they cannot be sold, pledged, assigned, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and/or under relevant state securities laws or an exemption from such registration is available. Seller further understands that as a result of the foregoing restrictions, they must bear the economic risk of holding the Securities for an indefinitie period of time until the Securities are registered under the Securities Act, or an exemption from registration thereunder is available. Further the Seller and the Shareholder understand that they have no right to require Buyer to register the Securities under the Securities Act or relevant state securities laws.

                  (b) INVESTMENT INTENT. As a material inducement to Buyer to enter into, execute and deliver this Agreement, Seller and Shareholder hereby represent and warrant that Seller is acquiring the Securities solely for the account of Seller for investment purposes only and not with a view for distribution or resale to others. Seller and Shareholder further represent and warrant that Seller will not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of ("Transfer") the Securities, unless (i) the Transfer is pursuant to an effective registration statement under the Securities Act, and (ii) counsel for Seller (which counsel shall be reasonable acceptable to Buyer) shall have furnished the Buyer with an opinion, reasonably satisfactory in form and substance to the Buyer, to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act, or that such shares have been sold in compliance with Rule 144 under the Securities Act.

                  (c) SOPHISTICATION. Seller and Shareholder hereby represent and warrant that they each have knowledge and experience in financial and business matters in general and are capable of evaluating the merits and risks of the prospective investment in the Securities.

                  (d) ACCESS TO INFORMATION. Seller and Shareholder hereby acknowledge and confirm that they have been given complete access to all public documents, records, contracts and books of the Buyer, and that Seller and the Shareholder have engaged in a complete examination of all such public documents, records, contracts and books to the extent deemed necessary by them in reaching the decision to obtain and become investors in Buyer. Seller and the Shareholder hereby further acknowledge and confirm that they have had an opportunity to ask questions of and receive answers from the executive officers of the Buyer concerning the Securities, the Buyer and its affairs and related matters and with respect to any other matter the Seller or the Shareholder deemed relevant, and all such inquiries have been completed to the Seller's and the Shareholder satisfaction.

                  (e) RELIANCE ON REPRESENTATIONS. Seller and Shareholder acknowledge and understand that Buyer will be relying on the accuracy and completeness of all matters set forth in this Paragraph 8.6, and the Seller and Shareholder represent and warrant to the Buyer that the representations, warranties, acknowledgments, covenants and agreements set forth herein are complete, true and correct and may be relied upon by them in determining whether the offer and sale of the Securities to the Seller is exempt from registration under the Securities Act and relevant state securities laws.

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

                  (f) LEGEND. Seller further understands that the certificates evidencing the Common Stock and the certificates issuable upon the exercise of the Option will bear a legend in substantially the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, assigned or transferred in the absence of an effective registration statement under the Act, an opinion of counsel satisfactory to Guardian International, Inc. that such registration is not required, or evidence that the shares have been sold in compliance with Rule 144 under the Act.

         8.6 LEASE OF PREMISES. Seller and Shareholder represent that Shareholder and Kenneth R. Akins (collectively "Lessor") are the fee simple title holders to the "Building" (as hereinafter defined). At Closing, Buyer shall receive exclusive possession of Suite B-15 of a building located at 6065 N.W. 167th Street, Miami Lakes, Florida ("Building"), presently occupied by Seller and execute a lease reasonably acceptable to Buyer at a rental rate of Two Thousand Seven Hundred Forty-Two and No/100 Dollars ($2,742.00) per month. The term shall be on a month to month basis, terminable by Buyer upon five (5) days written notice to Seller.

         8.7 CENTRAL STATION. Seller is a wholesale customer of Buyer in connection with monitoring of the Contracts through Buyer's central station. Subsequent to the date of this Agreement through Closing, Seller shall continue to direct all monitoring services for its customers to Buyer's central station.

         8.8 CHANGE OF NAME OF SELLER. Seller will, at Closing, execute and deliver (and pay for) all documents necessary to change its corporate name to a name dissimilar to its present name and Seller further covenants and agrees not use the logo's currently used by Seller or similar logos. At Closing, Seller shall also execute and deliver, all necessary documents to terminate any d/b/a filings or any other rights in and to the "Alarm Control" name and logo or similar names and logos.

                                   ARTICLE IX
                                     CLOSING

         The closing of the transaction contemplated by this Agreement ("Closing") shall be effective as of 12:00 a.m. on the day of Closing, and shall be held at the office of Buyer's attorneys, Navon, Kopelman, & O'Donnell, P.A., 2699 Stirling Road, Suite B-100, Ft. Lauderdale, FL 33312, Attn.: Samuel D. Navon, Esq., commencing at 10:00 o'clock A.M. on May 1, 1997, unless extended by other provisions of this Agreement, or unless otherwise agreed to in writing by the parties.

                                    ARTICLE X
                      DOCUMENTS TO BE DELIVERED AT CLOSING

         10.1 At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

                  (a) The original of all documents which Seller may have pertaining to the Purchased Assets and a Bill of Sale, Absolute, in form and content satisfactory to the Buyer's legal counsel conveying to Buyer all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all liens, claims and encumbrances ;

                  (b) A standard No Lien and Party-In-Possession Affidavit executed by Seller which shall be in recordable form and otherwise satisfactory to the Buyer's counsel;

                  (c) A duly executed and delivered assignment, with full recourse and warranty, free and clear of liens, claims and encumbrances, of the Purchased Assets, which shall be in recordable form and otherwise satisfactory to the Buyer' s counsel;

                  (d) A certificate of good standing with regard to the Seller, together with a corporate resolution and incumbency certificate satisfactory to Buyer's counsel;

                  (e) A notice to each customer of the Purchased Assets advising of the transaction contemplated by this Agreement in form and content acceptable to Buyer and Seller;

                  (f) Uniform Commercial Code Financing Statements UCC-3's required in connection with all UCC-1s filed with respect to the Purchased Assets in favor of and naming Seller (and its predecessors) as secured parties thereunder to assign all of Seller's (and its predecessors) interest to Buyer , as well as UCC-3's required to terminate any UCC-1's naming Seller as debtor and which affect any of the Purchased Assets;

                  (g) An officer's certificate of Seller and an affidavit from the Shareholder attesting to the truth and accuracy of the representations and warranties of Seller and Shareholder, including, but not limited to, the accounts and the MRI generated therefrom, in form acceptable to Buyer's counsel; and

                  (h) Such other documents or instruments reasonably required by this Agreement.

         10.2 The Buyer shall deliver:

                  (a) The Purchase Price;

                  (b) At Closing, Buyer shall cause its transfer agent to issue the certificates representing the Common Stock to Seller, together with any stock issuance taxes or fees required in connection with such issuance. In connection with the issuance of the Common Stock, Seller shall provide Buyer, or its transfer agent, with Seller's address and federal employee identification number, and such other information as Buyer, or its transfer agent, may reasonably request in connection with the issuance of the Common Stock; and

                  (c) The Option Agreement.

         10.3 At Closing, Seller and Buyer shall mutually execute and deliver to each other a Closing statement in customary form.

                                   ARTICLE XI
                      EXPENSES, PRORATIONS AND ADJUSTMENTS

         11 .1 EXPENSES. Any cost to obtain and record any curative or corrective documents required by this Agreement, the UCC-11 search fees regarding UCC-1 filings with the Secretary of State of Florida, transfer taxes and / or other transfer costs delivered at Closing in order to vest fee simple title of the Purchased Assets in Buyer shall be paid by Buyer. Except in the event of a default, each party shall bear its own respective attorneys' fees.

         11.2 PRORATIONS AND ADJUSTMENTS. Seller shall be entitled to all MRI generated under the Contracts for the period prior to the Closing; Buyer shall be entitled to all MRI generated under the Contracts accruing thereafter; provided, however, notwithstanding anything contained in this Agreement to the contrary with respect to prorations, Seller shall not be entitled to a credit for accrued but uncollected MRI, provided that if and to the extent such amounts are collected by Buyer following the date of closing ("Adjustment Date"), such sums forthwith shall be tendered to Seller (if Buyer receives such sums in the forms of checks such checks may be endorsed by Buyer from and after the Closing). All monies received by Buyer from customers under the Contracts shall first be applied to obligations incurred from and after the Closing. In the event the Seller is obligated to pay ad valorem personal property taxes or intangible personal property taxes with respect to the purchased Assets, same shall be prorated between Seller and Buyer as of midnight on the date of Closing. Such taxes shall be prorated on the basis of the current year's tax, if known. If the Closing shall occur before the amount of current taxes can be determined, such taxes shall be prorated upon the basis of the taxes for the most recent fiscal year applied to the latest assessed valuation and shall be promptly reprorated after receipt of the current year's tax statement. Payment required by either party to the other shall be made within fifteen (15) days' notice by either party to the other when the current taxes are ascertained, and a statement to the effect of the foregoing is to be set forth on the Closing statements.

                                   ARTICLE XII
                                     DEFAULT

         12.1 In the event Buyer shall default in any of the material covenants of this Agreement on the part of the Buyer to be performed, and Seller shall have performed all of its obligations hereunder, Seller shall notify the Buyer, in writing, of any such default and the action Seller deems necessary to cure such default, and Buyer shall have ten (10) days from receipt of such notice in which to cure any such default. In the event Buyer fails to cure such default within said cure period, Seller shall be entitled terminate this Agreement.

         12.2 If on or before the Closing: (i) there shall be an adverse change in the status of title to the Purchased Assets from and after the effective date of this Agreement so that Seller is unable to deliver good and marketable title to the Purchased Assets as required by this Agreement; or (ii) Seller shall have failed to comply with any other material term, provision or covenant of this Agreement; or (iii) any of the representations, warranties and covenants made by Seller herein shall be in any material respect inaccurate or there is an omission of a material fact necessary to make any representation, warranty, or covenant contained herein not misleading in light of the circumstances under which it was made, Buyer shall have the right to terminate this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 SUCCESSION OF AGREEMENT. This Agreement and the rights and obligations contained herein shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         13.2 EXECUTION DATE. The "date of the execution of this Agreement" shall mean the last day upon which it becomes fully executed by Seller and Buyer.

         13.3 SURVIVAL. The representations and warranties set forth in and made pursuant to this Agreement shall remain operative and shall survive the Closing and the execution and delivery of the Assignment of Contract and Bill of Sale and shall not be merged therein.

         13.4 FURTHER ASSURANCES. The parties hereto each agree to execute, acknowledge and deliver aid cause to be done, executed, acknowledged and delivered all such further assignments, transfers and assurances and perform such acts as shall reasonably be requested of either of them, respectively, in order to carry out this Agreement and give effect thereto. The parties hereto acknowledge that it is to their mutual benefit to effectuate an orderly and efficient transfer of ownership as contemplated hereby. Accordingly, without in any manner limiting the specific rights and obligations set forth in this Agreement, the parties declare their intention to cooperate each with the other in effecting the terms of this Agreement.

         13.5 TIME IS OF THE ESSENCE. For purposes herein, the parties agree that time shall be of the essence of this Agreement.

         13.6 CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, nor the intent of any provision hereof.

         13.7 NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

         13.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

         13.9 GENDER. All terms and words used in this Agreement regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or the use thereof may require.

         13.10 POSSESSION. Possession of the Purchased Assets shall be delivered to Buyer at the Closing.

         13.11 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire understanding and agreement between the parties and may not be changed, altered or modified except by an instrument in writing signed by all parties against whom enforcement of such change would be sought. In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect. This Agreement shall not be modified (and no purported modification thereof shall be effective) unless in writing and signed by the party to be charged.

         13.12 EXHIBITS. All Exhibits attached hereto contain additional terms of this Agreement. Typewritten or handwritten provisions inserted in this form or attached hereto shall control all printed provisions in conflict therewith.

         13.13 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Florida, and venue with respect to any litigation shall be Broward County, Florida.

         13.14 EMPLOYMENT AGREEMENT. At Closing, Buyer and Terry E. Akins shall execute and deliver an "Employment Agreement" in the form of EXHIBIT "H" attached hereto and made a part hereof.

                                   ARTICLE XIV
                                     NOTICES

         All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

If to Buyer:               GUARDIAN INTERNATIONAL, INC.
                           Attn.: Richard Ginsburg
                           3880 N 28 Terrace
                           Hollywood, FL 33020
                           Telephone:  (954) 926-1800
                           Telecopier:  (954) 926-1822

With a copy to:            NAVON, KOPELMAN & O'DONNELL, P.A.
                           2699 Stirling Road, Suite B-100
                           Fort Lauderdale, FL 33312
                           Attn: Samuel D. Navon, Esq.
                           Telephone: (954) 967-2788
                           Telecopier: (954) 983-7021

If to Seller:              ALARM CONTROL, INC.
                           6065 N.W. 167th Street, Suite B-15
                           Miami Lakes, FL 33015
                           Attn: Terry E. Akins
                           Telephone: (305) 825-4647
                           Telecopier: (305) 556-1025

With a copy to:            Mortimer H. Kass, Esq.
                           9000 S.W. 78th Court
                           Miami, Florida 33176
                           Telephone: (305) 595-5050
                           Telecopier: (305) 595-0473

unless the address is changed by the party by like notice given to the other parties. Notice shall be in writing, mailed certified mail, return receipt requested, postage prepaid and shall be deemed delivered when mailed or upon hand delivery to the address indicated. Notwithstanding the foregoing, notice, requests or demands or other communications referred to in this Agreement may be sent by telegraph, federal express or other method of delivery, but shall be deemed to have been given only when received.

                                   ARTICLE XV
                                 INDEMNIFICATION

         15.1 Seller and Shareholder hereby jointly, severally and collectively indemnify and hold Buyer forever harmless from and against any and all liabilities and obligations or claims asserted against Buyer for acts of the Seller taken or omitted prior to Closing. In addition, Seller and Shareholder hereby jointly, severally and collectively indemnify and hold Buyer forever harmless from and against any and all liability, damage, cost, claim or expense which may be or cause to be incurred by the Buyer arising out of or in connection with any breach of any warranty, representation or agreement given by Seller and/or Shareholder hereunder or the falsity of any representation, warranty or agreement made by Seller and/or Shareholder hereunder.

         15.2 Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all liabilities and obligations or claims asserted against Seller for acts of the Buyer taken or omitted on or subsequent to the date of Closing. In addition, Buyer hereby indemnifies and holds Seller harmless from and against any and all liability, damage, cost, claim or expense which may be or cause to be incurred by the Seller arising out of, or in connection with any breach of any warranty, representation or agreement given by Buyer hereunder, or the falsity of any representation, warranty or agreement made by Buyer hereunder.

         15.3 The party responsible to provide indemnification hereunder ("Indemnifying Party") shall be solely responsible, at its expense, for litigating, defending or otherwise attempting to resolve any action, matter or proceeding against which the other party ("Indemnified Party") is indemnified under this Article XV, except that: (i) the Indemnified Party shall have the right to participate in the defense of any such action, matter or proceeding, at the Indemnified Party's expense and through counsel of the Indemnified Party's choice; (ii) the Indemnified Party may, at its option, defend or otherwise attempt to resolve, at the Indemnifying Party's expense, any such action, matter or proceeding, or cause the Indemnifying Party to defend or otherwise attempt to resolve, any such action, matter or proceeding against which the Indemnified Party is indemnified under this Article XV, if the Indemnifying Party does not promptly and diligently defend or otherwise attempt to resolve any such action, matter or proceeding, or if the Indemnified Party, in good faith, believes that the defense or resolution of such action, matter or proceeding might adversely affect its relations with a customer or supplier, in which event the Indemnifying Party shall continue to be obligated to indemnify the Indemnified Party hereunder in connection with such action, matter or proceedings; and (iii) the Indemnifying Party shall not agree to any settlement without the Indemnified Party's express prior written consent which shall not be unreasonably withheld.

         The terms of this Article XV shall survive Closing.

                                   ARTICLE XVI
                                   CONDITIONS

         The occurrence of the following events or conditions, or the written waiver thereof by Buyer, shall be conditions precedent to Buyer' s obligation to close the transaction contemplated by this Agreement, to wit:

         (a) The representations, warranties and covenants of Seller set forth herein shall remain true and correct in all material respects.

         (b) At Closing, the Contracts shall remain in full force and effect, no event shall have occurred that with the passage of time and/or the giving of notice would or may result in a termination thereunder which results or could result in a material modification to the MRI anticipated to be collected by Buyer, and no termination thereof shall have been proposed or threatened and Seller has no knowledge of any fact or condition which would result in a termination of the Contracts resulting in a material modification to the MRI anticipated to be collected by Buyer.

         Buyer shall, however, have the right to waive, in whole or in part, such conditions set forth in this Article XVI. If such conditions have not been satisfied or waived, on or before the Closing, Buyer shall have the right to:
(i) terminate this Agreement by giving written notice to Seller, whereupon the parties shall be released of all further obligations each to the other hereunder; or (ii) proceed to Closing, whereby the conditions not otherwise satisfied shall be deemed waived.

                                  ARTICLE XVII
                                   DISCLOSURE

         17.1 CONFIDENTIALITY. Seller and Shareholder covenant and agree that they shall keep the specific terms and provisions of this Agreement, including, without limitation, Purchase Price and all other financial aspects of this transaction, strictly confidential, except with regard to any disclosure of such information required in connection with the retaining of any accountants, attorneys or other professionals necessary to further any of the rights or remedies of the parties hereto pursuant to the terms and provisions of this Agreement and except as otherwise mandated by court order; it being the intention of the parties hereto that such information shall not be disseminated to the public at large by Seller or Shareholder.

         17.2 PRESS RELEASE. Seller acknowledges that as a result of Buyer's obligations as a company registered under the Securities and Exchange Act of 1934, Buyer is mandated, and intends, to issue certain press releases regarding the transaction contemplated by this Agreement.

                                  ARTICLE XVIII
                         PIGGY-BACK REGISTRATION RIGHTS

         18.1     REGISTRATION RIGHTS.

                  (a) From the date of Closing and for a period of twelve (12) months thereafter, if Buyer (or any successor entity into or with whom Buyer may have merged or consolidated) proposes to register any securities of Buyer under the Securities Act of 1933, as amended (the "Act"), on any registration form (otherwise than for the registration of securities to be offered and sold by Buyer pursuant to (A) an employee benefit plan, (B) a dividend or interest reinvestment plan, (C) other similar plans, (D) reclassifications of securities, mergers, consolidations and acquisitions of assets, or (E) shares on Form S-8 to qualified consultants), then not less than ninety (90) days prior to each such registration, Buyer shall give to Shareholder written notice of such proposal which shall describe in detail the proposed registration and distribution and, upon the written request of Shareholder furnished within thirty (30) days after the date of any such notice, proceed to include in such registration the number of shares of Buyer's Common Stock ("Piggy-Back Shares") as have been requested by Shareholder to be included in such registration (subject to the limitations set forth below). Buyer will in each instance use its best efforts to cause all such Piggy-Back Shares to be registered under the Act and qualified under the securities or blue sky laws of any jurisdiction requested by Shareholder, all to the extent necessary to permit the sale or other disposition thereof (in the manner stated in such request) by Shareholder.

                  (b) If the managing underwriter, who shall be selected by the Buyer, advises Buyer in writing that, in its opinion, the inclusion of the Piggy-Back Shares with the securities being registered by Buyer would adversely affect the distribution of all such securities, then Shareholder shall not be entitled to the registration rights set forth in Section 18.1(a) above.

                  (c) Shareholder, by acceptance of the terms and provisions hereof, agrees to: (A) the selection by Buyer of the underwriter to manage such registration; and (B) to execute an underwriting agreement with such underwriter; provided, however, that such underwriting agreement is in customary form.

Nothing in this Section shall be deemed to require Buyer to proceed with any registration of its securities after giving the notice as provided herein.

         18.2 REGISTRATION AND QUALIFICATION PROCEDURES. Whenever Buyer is required by the provisions of Section 18.1 above, to effect the registration of the Buyer's Common Stock under the Act, Buyer will, as expeditiously as is possible, take such steps as are necessary or appropriate to prepare for a registration or qualification of its securities, including without limitation preparing and filing with the Securities and Exchange Commission ("Commission") a registration statement, and amendments and supplements thereto, furnishing to each seller sufficient copies of prospectuses, preparing and filing registrations under the blue sky laws of applicable jurisdictions, entering into and performing underwriting agreements, keeping each seller advised as to the progress of the steps being taken and otherwise taking such actions in cooperation with each seller as are customarily taken or required in connection with the public registration and sale of securities. Buyer and Shareholder shall cooperate with each other in supplying such information as may be necessary for any of such parties to complete and file any information reporting forms presently or hereafter required by the Commission or any commissioner or other authority administering the blue sky or securities laws of any jurisdiction where shares of the Buyer's Common Stock are proposed to be sold hereunder.

         18.3     ALLOCATION OF EXPENSES.

                  (a) Buyer shall pay all registration expenses in connection with the registration of the Buyer's Common Stock, including, without limitation, all registration fees and filing fees, printing expenses, expenses of complying with state or blue sky laws (including fees of counsel for Buyer and counsel for the underwriters, if necessary), fees and disbursements of counsel for Buyer, and accountants' fees and expenses incident to or required by any such registration. It shall be a condition precedent to the obligation of Buyer to take any action under this Article XVIII that: (x) Buyer shall have received an undertaking satisfactory to it from Shareholder to notify Buyer, at any time when a prospectus relating to the Buyer's Common Stock is required to be delivered under the Act, of the happening of any event relating to such Shareholder, the Buyer's Common Stock held by such Shareholder, or the method of disposition of Shareholder's Common Stock in Buyer, as a result of which such prospectus includes an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and (y) Shareholder shall furnish to Buyer such information regarding such Shareholder, the Common Stock held by such Shareholder and the method of disposition of such Common Stock held by such Shareholder as Buyer shall reasonably request and as shall be required in connection with the action to be taken by Buyer.

                  (b) All underwriting fees incurred by Shareholder and all fees and disbursements of counsel for Shareholder shall be borne by Shareholder.

         18.4 INDEMNIFICATION. In connection with any registration or qualification of securities under this Article XVIII, Buyer agrees to indemnify Shareholder and each underwriter thereof, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and the costs, fees and expenses of legal counsel) caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement, preliminary prospectus, prospectus or notification or offering circular (as amended or supplemented if Buyer shall have furnished any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing to Buyer by Shareholder or underwriter expressly for use therein. Buyer and each officer, director and controlling person of Buyer shall be indemnified, respectively, by Shareholder for all such losses, claims, damages, liabilities and expenses (including the costs of reasonable investigation and the costs, fees. and expenses of legal counsel) caused by any such untrue, or alleged untrue, statement or any such omission or alleged omission, based upon information furnished in writing to Buyer by such Shareholder expressly for use therein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:
                                      BUYER:

                                      GUARDIAN INTERNATIONAL, INC.
                                      a Nevada corporation


/s/ Mortimer Kass                     By: /s/ Richard Ginsburg
-------------------------                 -------------------------------------
Print Name: Mortimer Kass                 Richard Ginsburg, President


/s/ David Kahan
-------------------------
Print Name: David Kahan


                                      SELLER:

                                      ALARM CONTROL, INC.,
                                      a Florida corporation


/s/ Mortimer Kass                     By: /s/ Terry E. Akins
-------------------------                 -------------------------------------
Print Name: Mortimer Kass                 Terry E. Akins, President


/s/ David Kahan
-------------------------
Print Name: David Kahan


/s/ Mortimer Kass                     By: /s/ Terry E. Akins
-------------------------                 -------------------------------------
Print Name: Mortimer Kass                 TERRY E. AKINS, individually


/s/ David Kahan
-------------------------
Print Name: David Kahan